Exhibit 99.1

STIFEL FINANCIAL CORP. ANNOUNCES AGREEMENT TO ACQUIRE STONE & YOUNGBERG

ST. LOUIS, July 25, 2011 - Stifel Financial Corp. (NYSE: SF) today announced it has entered into a definitive agreement to acquire Stone & Youngberg LLC ("Stone & Youngberg"), a leading financial services firm specializing in municipal finance and fixed income securities.  Stone & Youngberg's comprehensive institutional group expands Stifel's public finance, institutional sales and trading and bond underwriting, particularly in the Arizona and California markets, and adds more than 30 financial advisors in four offices to the firm's Private Client Group.

On a combined basis, Stifel and Stone & Youngberg will have approximately 100 public finance professionals serving issuers from 16 locations across the country.  In 2010, the combined firms senior managed more than 500 negotiated municipal bond issues raising more than $8.5 billion and co-managed an additional 301 transactions.  Stifel with Stone & Youngberg will be one of the few investment banks in the country providing issuers the full scope of sales and underwriting resources, including a large national institutional fixed income sales force and a national private client business.  In 2010, Stone & Youngberg's total revenues were approximately $100 million.  Based on achieving identified synergies, this transaction is expected to be accretive to Stifel's earnings.

"We are pleased to announce the strategic acquisition of a premier public finance and fixed income investment bank.  Stone & Youngberg fits very well with our overall strategy of creating the premier middle-market investment bank with the services and scale to meet our clients' growing needs," said Ronald J. Kruszewski, Chairman, President, and Chief Executive Officer of Stifel Financial. "We are excited to partner with the talented professionals at Stone & Youngberg and look forward to working together to grow our businesses."

Kenneth E. Williams, President and Chief Executive Officer of Stone & Youngberg added, "We are very excited about the tremendous opportunities we see to enhance our core businesses through our combined efforts.  Our public finance clients will enjoy the benefits of greater sales distribution due to the size and strength of the Stifel private client group, along with a substantial balance sheet, while our investor clients will benefit from a stronger and more robust platform of investment opportunities to help them meet their financial goals.  On a personal note, my partners and I are excited to join the Stifel team."

The Board of Directors of both Stifel Financial and Stone & Youngberg have approved the acquisition, the terms of which are undisclosed.  Stifel intends to utilize the Stone & Youngberg brand in the markets they currently serve.  The transaction is targeted to close on October 1, 2011, subject to customary regulatory approvals.

About Stifel Financial Corp.

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel clients are primarily served in the U.S. through 312 offices in 44 states and the District of Columbia through Stifel, Nicolaus & Company, Incorporated and Thomas Weisel Partners LLC, and in Canada through Stifel Nicolaus Canada Inc. Clients in the United Kingdom and Europe are served through offices of Stifel Nicolaus Limited and Stifel Nicolaus Europe Limited (formerly Thomas Weisel Partners International Limited). Each of the broker-dealer affiliates provides securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. To learn more about Stifel, please visit the company's web site at www.stifel.com.

About Stone & Youngberg LLC

Stone & Youngberg LLC, founded in 1931 and member FINRA/SIPC, specializes in the origination and sale of fixed-income securities. The firm led or co-managed the sale of 927 municipal bond issues totaling $21 billion over the past five years. In addition to bond underwriting and sales, Stone & Youngberg provides investment services to individuals, institutions, and government agencies and offers a wide variety of tax-exempt and taxable securities. For more information, please see the firm's web site at www.syllc.com.

Financial and Legal Advisors

Stifel, Nicolaus & Company, Incorporated served as financial advisor to Stifel Financial Corp., and Bryan Cave LP served as legal advisor to the company.  Berkshire Capital provided strategic advice to Stone & Youngberg, and Farella Braun + Martel LLP provided legal advice.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this report not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: the inability to complete the transaction due to the failure to obtain requisite approvals of the transaction, including required regulatory approvals; the failure of the transaction to close for any other reason, or to close in a timely manner; the effect of the announcement of the strategic acquisition on the Company's or Stone & Youngberg's respective business relationships and business generally; or the possibility that the anticipated benefits of the strategic acquisition will not be realized, or will not be realized within the expected time period. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Stifel Investor Relations Contact

Sarah Anderson, (415) 364-2500, investorrelations@stifel.com